Exhibit 99.1

HANCOCK FABRICS ANNOUNCES
FISCAL 2011 FINANCIAL RESULTS

BALDWYN, MS, April 20, 2012 – Hancock Fabrics, Inc. (OTC symbol: HKFI) today announced financial results for its fourth quarter ended January 28, 2012 and full fifty-two weeks of fiscal 2011.

Financial results for the fourth quarter include:

•	Net sales for the quarter increased 4.5% on a comparable basis to $81.4 million compared to $78.5 million for fourth quarter of last year. The previous year increase was 0.7%.

•	Operating loss for the quarter improved to $4.0 million compared to an $8.4 million loss in the fourth quarter last year.

•	Net loss was $5.2 million, or $0.26 per basic share, in the fourth quarter of fiscal 2011 compared to a net loss of $9.8 million, or $0.49 per basic share in the fourth quarter of fiscal 2010.

•	Adjusted EBITDA, excluding one-time charges incurred in the fourth quarter totaling $4.0 million, totaled $1.8 million, compared to $2.7 million for the fourth quarter of fiscal 2010.

•
At quarter end, the Company had outstanding borrowings under its revolving line of credit of $31.3 million and outstanding letters of credit of $5.5 million.  Additional amounts available to borrow under its revolving line of credit at the end of the quarter were $31.5 million.  The balance of the Company’s subordinated debt was $21.6 million at quarter end, and the unamortized warrant discount on this debt was $3.5 million.

Fiscal 2011 financial results include:

•	Net sales for fiscal year 2011 were $272.0 million compared to $275.5 million in fiscal 2010, and comparable store sales declined 0.8%, compared to a 0.1% decrease for the previous year.

•	Operating loss for 2011 was $6.5 million compared to $4.9 million in the previous year.

•	Net loss was $11.3 million, or $0.57 per basic share, for fiscal 2011, compared to a net loss of $10.5 million, or $0.53 per basic share for fiscal 2010.

•	Adjusted EBITDA, excluding one-time charges totaling $4.0 million, totaled $3.6 million for fiscal 2011, compared to $11.1 million for fiscal 2010.

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Steve Morgan, President and Chief Executive Officer commented, "As we predicted in our 3rd quarter press release, we have overcome our inherited inventory challenges of missed merchandise buys in the latter half of 2010 intended for 2011 sales.  We were able to deliver the best 4th quarter comparable sales Hancock has seen since 2002, and experienced the best overall comparable sales quarter achieved in 4 years.  I am also happy to report net comps have continued to be positive through the spring.”  Morgan continued,” Our senior management team is now complete with the hiring of our new SVP of store operations in January, and VP of marketing in April.   These additions complete the revamping of all areas of our business and we now have the talent and experience throughout our organization to be successful in 2012 and into the future.  In addition to other initiatives undertaken in preparation for this year, we have recently cut an additional $4.2 million of expense annually in order to improve profitability as we move forward.  We continue to feel good about this team and the momentum we are taking through the 1st quarter.”

 Operating Results

Gross margin for the quarter increased to 35.8% compared to 32.9% in the prior year.  Excluding a one-time charge related to inventory obsolescence, gross margin in the fourth quarter of 2010 was 41.4%.  For the full year, gross margin decreased by 20 basis points to 41.4% compared to 41.6% for 2010.  Gross margin for fiscal 2010 was 44.0% excluding one-time charges.  Increased promotional activity and consumer sensitivity to pricing has continued to provide pressure on gross margins.

Selling, general and administrative expenses for the quarter were $32.1 million or 39.4% of sales compared to $33.0 million or 42.0% of sales for the fourth quarter of the prior year.  Excluding one-time charges of $4.0 million, selling, general and administrative expenses totaled 34.5% of sales or $28.1 million in the fourth quarter of 2011 and 38.5% of sales or $30.2 million in the previous fourth quarter.  For the 2011 fiscal year, these expenses were $115.0 million compared to $115.1 million for the prior year. When the above-described one-time charges are excluded, costs for fiscal 2011 total $111.1 million or 40.8% of sales and $112.3 million or 40.8% of sales for fiscal 2010.

Store Openings, Closings and Remodels

During 2011, the Company opened one store, closed 3 stores and relocated 5 units, ending the year with 263 stores.

Hancock Fabrics, Inc. is committed to being the inspirational authority in fabric and sewing, serving creative enthusiasts with a complete selection of fashion and home decorating textiles, sewing accessories, needlecraft supplies and sewing machines. The Company currently operates 263 retail stores in 37 states and an Internet store at www.hancockfabrics.com.

Contact:
Robert W. Driskell
Executive Vice President and
Chief Financial Officer
662.365.6112

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Supplemental Disclosures Regarding Non-GAAP Financial Information

The Company has presented Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) in this press release to provide investors with additional information to evaluate our operating performance and our ability to service our debt.  The Company defines Adjusted EBITDA as net earnings before interest, income taxes, discontinued operations, depreciation and amortization, reorganization expenses and significant one-time items.  The Company uses Adjusted EBITDA, among other things, to evaluate operating performance, to plan and forecast future periods’ operating performance, and as an incentive compensation target for certain management personnel.

As Adjusted EBITDA is not a measure of operating performance or liquidity calculated in accordance with U.S. GAAP, this measure should not be considered in isolation of, or as a substitute for, net earnings (loss), as an indicator of operating performance, or net cash provided by operating activities as an indicator of liquidity.  Our computation of Adjusted EBITDA may differ from similarly titled measures used by other companies. As Adjusted EBITDA excludes certain financial information compared with net earnings (loss) and net cash provided by operating activities, the most directly comparable GAAP financial measures, users of this financial information should consider the types of events and transactions which are excluded. The table below shows a reconciliation of Adjusted EBITDA to net earnings (loss) and net cash provided by operating activities.

Comments in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward looking statements. These risks and uncertainties include, but are not limited to, general economic trends, adverse discounting actions taken by competitors, changes in consumer demand or purchase patterns, delays or interruptions in the flow of merchandise between the Company’s suppliers and/or its distribution center and its stores, rising fuel costs, tightening of purchase terms by suppliers and their factors, our significant indebtedness, a disruption in the Company’s data processing services and other risks and uncertainties discussed  in the Company’s Securities and Exchange Commission filings, including the risk factors set forth in Item 1A of the Company's Annual Report on Form 10-K for the year ended January 28, 2012. The Company undertakes no obligation to revise these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events.

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HANCOCK FABRICS, INC.
CONSOLIDATED BALANCE SHEETS

	January 28,	January 29,
(in thousands, except for share amounts)	2012	2011
Assets
Current assets:
Cash and cash equivalents	$2,648	$2,372
Receivables, less allowance for doubtful accounts	3,993	3,841
Inventories, net	95,925	87,804
Prepaid expenses	3,069	2,465
Total current assets	105,635	96,482

Property and equipment, net	36,275	39,335
Goodwill	2,880	3,139
Other assets	1,597	1,967
Total assets	$146,387	$140,923

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$19,350	$17,842
Accrued liabilities	16,306	14,937
Pre-petition obligations	-	730
Total current liabilities	35,656	33,509

Long-term debt obligations, net	49,373	28,784
Capital lease obligations	2,947	3,072
Postretirement benefits other than pensions	2,429	2,337
Pension and SERP liabilities	35,683	30,506
Other liabilities	6,428	7,878
Total liabilities	132,516	106,086

Commitments and contingencies

Shareholders' equity:
Common stock, $.01 par value; 80,000,000 shares authorized;
33,914,711 and 33,466,455 issued and
20,511,123 and 20,068,327 outstanding, respectively	339	335
Additional paid-in capital	90,013	89,671
Retained earnings	104,936	116,234
Treasury stock, at cost, 13,403,588
and 13,398,128 shares held, respectively	(153,737)	(153,731)
Accumulated other comprehensive loss	(27,680)	(17,672)
Total shareholders' equity	13,871	34,837
Total liabilities and shareholders' equity	$146,387	$140,923

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HANCOCK FABRICS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)
	Thirteen Weeks Ended		Fifty-two Weeks Ended
	January 28,	January 29,	January 28,	January 29,
(in thousands, except per share amounts)	2012	2011	2012	2011

Sales	$81,437	$78,453	$271,993	$275,465
Cost of goods sold	52,261	52,618	159,268	160,820

Gross profit	29,176	25,835	112,725	114,645

Selling, general and administrative expense	32,106	33,028	115,047	115,098
Depreciation and amortization	1,028	1,182	4,140	4,495

Operating loss	(3,958)	(8,375)	(6,462)	(4,948)

Reorganization expense, net	-	-	-	485
Interest expense, net	1,222	1,156	4,836	4,825

Loss from continuing operations before income taxes	(5,180)	(9,531)	(11,298)	(10,258)
Income taxes	-	232	-	232

Loss from continuing operations	(5,180)	(9,763)	(11,298)	(10,490)

Earnings from discontinued operations (net of taxes)
	-	-	-	29
Net loss	$(5,180)	$(9,763)	$(11,298)	$(10,461)

Basic and diluted loss per share:
Income (loss) from continuing operations	$(0.26)	$(0.49)	$(0.57)	$(0.53)
Income from discontinued operations	-	-	-	-
Net loss	$(0.26)	$(0.49)	$(0.57)	$(0.53)

Weighted average shares outstanding:
Basic and diluted	19,903	19,756	19,846	19,684

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Hancock Fabrics, Inc.
Reconciliation of Adjusted EBITDA

(unaudited)	Thirteen Weeks Ended		Fifty-two Weeks Ended
	January 28,	January 29,	January 28,	January 29,
(in thousands)	2012	2011	2012	2011

Net cash provided by (used in) operating activities
before reorganization activities	$3,545	$5,722	$(13,255)	$6,743
Depreciation and amortization, including cost of goods sold	(1,732)	(1,651)	(6,068)	(6,538)
Amortization of deferred loan costs	(61)	(61)	(246)	(246)
Amortization of bond discount	(584)	(583)	(2,331)	(2,331)
Stock compensation expense	(66)	(70)	(341)	(509)
Inventory valuation reserve	337	(6,599)	4,601	(6,650)
Impairment on property and equipment, goodwill and	(1,666)	(1,523)	(1,666)	(1,523)
other assets
Other	(449)	279	(38)	(21)
Reorganization expense, net	-	-	-	(485)
Changes in assets and liabilities	(4,504)	(5,277)	8,046	1,099

Net income (loss)	(5,180)	(9,763)	(11,298)	(10,461)
Earnings from discontinued operations	-	-	-	(29)
Interest expense, net	1,222	1,156	4,836	4,825
Reorganization expense, net	-	-	-	485
Depreciation and amortization, including cost of goods sold	1,732	1,651	6,068	6,538
Income taxes	-	232	-	232

One-time charges
Asset impairment	1,666	1,523	1,666	1,523
Contract arbitration professional fees	1,614	-	1,614	-
Severance related costs	401	1,272	401	1,272
CEO relocation cost	300	-	300	-
Inventory obsolescence	-	6,674	-	6,674

Adjusted EBITDA	$1,755	$2,745	$3,587	$11,059

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